EXHIBIT 99.1




 [GRAPHIC OMITED]                             95  Enterprise,  Suite  100
                                              Aliso Viejo, California 92656-2605
                                              949.425.4300

CONTACT:  DENNIS  L.  GATES
          SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
          (949) 425-4531

                   SAFEGUARD ANNOUNCES SECOND QUARTER RESULTS

ALISO VIEJO, CALIFORNIA (AUGUST 12, 2003) - SafeGuard Health Enterprises, Inc. (OTC Bulletin Board: SFGD) today announced results for the second quarter and six months ended June 30, 2003.

In commenting on the second quarter results, James E. Buncher, SafeGuard's president and chief executive officer, said, "We are pleased with our results for the second quarter and with the positive trends established in the first half of the year. EBITDA for the second quarter increased to $1.1 million, compared with $38,000 for the second quarter of last year. Strong fiscal discipline and the performance of our two acquisitions are contributing to our improved results."

Revenue for the three months ended June 30, 2003, was $23.1 million, compared with $20.2 million for the same period in 2002, an increase of 15%. The Company reported net income of $550,000, or $0.02 per share, for the quarter ended June 30, 2003, compared with a net loss of $200,000, or $0.01 per share, for the same period last year.

Revenue for the six months ended June 30, 2003, was $45.0 million, compared with $40.9 million for the same period in 2002, an increase of 10%. Net income for the six months ended June 30, 2002, was $1.0 million, or $0.03 per share, compared with net income of $208,000, or $0.01 per share, for the same period last year.

In closing, Mr. Buncher added, "The Company is well positioned in its markets. Recent transactions, including the Paramount and Ameritas acquisitions, as well as the pending acquisition of HealthNet's dental and vision subsidiaries, give the Company new products and additional avenues to sell existing products. The integration of the two completed acquisitions is essentially finished, giving the Company increased enrollment and annual revenues. In addition, the Company is benefiting from its recent strategic marketing agreements, including agreements with HumanaDental for the distribution of SafeGuard's dental HMO products to HumanaDental's employer groups in Texas and Florida. In short, we are fulfilling our goal of becoming a stronger competitor in the managed dental and vision businesses by focusing and concentrating our resources on a manageable number of high potential markets."


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SFGD Announces Second Quarter Results
Page 2
August 12, 2003


SafeGuard Health Enterprises, Inc. is committed to the dental and vision business, with nearly 30 years experience. The Company provides dental HMO, PPO, indemnity and ASO products as well as vision benefit plans to approximately 825,000 members primarily in California, Florida and Texas. For more information, visit SafeGuard's web site at www.safeguard.net.
                                                 -----------------

SafeGuard notes that statements contained in this news release that are not based on historical facts are forward-looking statements, and as such, are subject to uncertainties and risks that could cause actual results to differ materially from those projected or implied by such statements. These risks, contingencies and uncertainties, many of which are beyond SafeGuard's control, include those risk factors that are set forth in SafeGuard's Annual Report on Form 10-K for the year ended December 31, 2002, the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, and the Company's Current Reports on Form 8-K, on file with the U.S. Securities and Exchange Commission.


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SFGD Announces Second Quarter Results
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August 12, 2003


                  SAFEGUARD HEALTH ENTERPRISES, INC. AND SUBSIDIARIES

                    CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                      (UNAUDITED)

                                                THREE MONTHS ENDED   SIX MONTHS ENDED
                                                     JUNE 30,            JUNE 30,
                                                ------------------  ------------------
                                                  2003      2002      2003      2002
                                                --------  --------  --------  --------
Premium revenue, net                            $23,129   $20,174   $45,041   $40,862
Health care services expense                     15,947    14,676    31,040    29,226
Selling, general and administrative expense       6,565     5,777    12,919    11,616
                                                --------  --------  --------  --------
  Operating income (loss)                           617      (279)    1,082        20

Investment and other income                          79       103       158       219
Interest expense                                    (86)      (24)     (186)      (31)
                                                --------  --------  --------  --------
Income (loss) before income taxes                   610      (200)    1,054       208
Income tax expense                                   60        --        60        --
                                                --------  --------  --------  --------
  Net income (loss)                             $   550   $  (200)  $   994   $   208
                                                ========  ========  ========  ========

Net income (loss) per share:
  Basic                                         $  0.02   $ (0.01)  $  0.03   $  0.01
  Diluted                                          0.02     (0.01)     0.03      0.01

Weighted average shares outstanding:
  Basic                                          35,711    34,857    35,702    34,835
  Diluted                                        36,366    34,857    36,191    35,481

RECONCILIATION OF OPERATING INCOME TO EBITDA:

Operating income (loss)                         $   617   $  (279)  $ 1,082   $    20
Depreciation and amortization of property
and equipment and intangible assets                 459       317       879       610
                                                --------  --------  --------  --------
Earnings before interest, taxes, depreciation
  and amortization (EBITDA)                     $ 1,076   $    38   $ 1,961   $   630
                                                ========  ========  ========  ========
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SFGD Announces Second Quarter Results
Page 4
August 12, 2003


               SAFEGUARD HEALTH ENTERPRISES, INC. AND SUBSIDIARIES

                           SELECTED BALANCE SHEET DATA
                                 (IN THOUSANDS)
                                   (UNAUDITED)


                                                 JUNE 30,   DEC. 31,
                                                   2003       2002
                                                 ---------  ---------
Cash and short-term investments                  $  13,282  $  12,704
Total current assets                                15,616     16,111
Restricted investments in marketable securities      3,153      3,254
Total assets                                        34,150     34,114
Total current liabilities                           12,834     14,093
Long-term debt and other long-term liabilities       4,248      4,010
Stockholders' equity                                17,068     16,011
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                                      -END-


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